Exhibit 99.1

Tourmaline Bio Reports Third Quarter 2024 Financial Results and Recent Business Highlights

– On track to report topline data from Phase 2 TRANQUILITY trial in first half of 2025 –

– Assembled Cardiovascular Scientific Advisory Board (CV SAB), comprised of leading academic and industry experts, in October 2024 –

– Showcased poster presentations at the American Society of Preventive Cardiology Annual Congress in August 2024 and the 19th Annual Cardiometabolic Health Congress in October 2024 –

– Cash, cash equivalents and investments of $314.4 million as of September 30, 2024, providing cash runway into 2027 –

NEW YORK, November 7, 2024 – Tourmaline Bio, Inc. (Tourmaline) (NASDAQ: TRML), a late-stage clinical biotechnology company developing transformative medicines to dramatically improve the lives of patients with life-altering immune and inflammatory diseases, today announced its financial results for the third quarter of 2024 and outlined recent business highlights.

“We are proud of the continued momentum building at Tourmaline, highlighted by the formation of our Cardiovascular Scientific Advisory Board last month,” said Sandeep Kulkarni, MD, Co-Founder and Chief Executive Officer of Tourmaline. “Beyond the internal progress we have been making, we recognize the growing external enthusiasm around the potential for IL-6 inhibition in cardiovascular disease, including numerous publications outlining the importance of high-sensitivity C-reactive protein as an important biomarker for inflammatory risk. We look forward to continued execution throughout the remainder of 2024 as we approach key data readouts in 2025.”
Clinical Highlights and Upcoming Milestones:
Cardiovascular Inflammation
•At the American Society of Preventive Cardiology Annual Congress held in August 2024, Tourmaline presented a poster describing the rationale and design of the Phase 2 TRANQUILITY trial (Evaluating TOUR006 in Participants with Chronic Kidney Disease and Elevated hs-CRP: Rationale and Design of the TRANQUILITY Phase 2 Study).
•At the 19th Annual Cardiometabolic Health Congress held in October 2024, Tourmaline presented two posters (Utilization of High-Sensitivity C-Reactive Protein Testing in Primary and Secondary ASCVD Prevention and Effect of IL-6 Inhibition on Lipoprotein(a) Levels: A Systematic Review and Meta-Analysis).
•In October 2024, Tourmaline announced the formation of its CV SAB, comprised of academic and industry veterans with significant experience in cardiovascular medicine, clinical trial design and execution, and therapeutic innovation. Insights and guidance from the CV SAB are expected to be instrumental in shaping the strategic direction of Tourmaline’s cardiovascular program as the company prepares for Phase 3 clinical trial readiness in 2025, supporting efforts to redefine standards of care for high-risk cardiovascular disease patients.
•The Phase 2 TRANQUILITY trial, which evaluates quarterly and monthly subcutaneous dosing of pacibekitug in patients with elevated high-sensitivity C-reactive protein and chronic kidney disease, is ongoing. Tourmaline continues to expect topline data from this trial in the first half of 2025.
TED
•The pivotal spiriTED Phase 2b trial in TED is ongoing, and Tourmaline expects topline data from this trial in the second half of 2025.
•Tourmaline is on track to initiate a pivotal Phase 3 trial evaluating pacibekitug delivered subcutaneously every 8 weeks as first-line treatment for TED in the second half of 2024, with topline data expected in 2026.
Third Quarter 2024 Financial Results:
Cash Position
•Cash, cash equivalents and investments were $314.4 million as of September 30, 2024, as compared to $203.0 million as of December 31, 2023. Tourmaline anticipates that its current cash, cash equivalents and investments will provide cash runway into 2027, funding its operations through key pacibekitug data readouts in TED and cardiovascular disease and providing the opportunity to expand development efforts into additional indications.
Operating Expenses
•Research and development expenses were $19.3 million for the third quarter of 2024, as compared to $3.8 million for the third quarter of 2023. The increase in research and development expenses was primarily driven by employee compensation costs attributable to increased headcount, increased drug manufacturing expenses, and increased costs related to the spiriTED and TRANQUILITY clinical trials.
•General and administrative expenses were $5.1 million for the third quarter of 2024, as compared to $2.9 million for the third quarter of 2023. The increase in general and administrative expenses was primarily driven by employee compensation costs attributable to increased headcount, increased insurance expenses associated with being a public company, and increased professional service fees.
Net Loss
•Net loss was $20.2 million for the third quarter of 2024 and $5.6 million for the third quarter of 2023, resulting in basic and diluted net loss per share of $0.78 and $5.16, respectively.
•The increase in net loss was attributable to increased operating expenses and Tourmaline’s overall growth throughout 2023 and into 2024. The decrease in net loss per share was attributable to the issuance of additional shares of common stock in conjunction with Tourmaline’s reverse merger and private placement completed in October 2023 and the underwritten follow-on public offering completed by Tourmaline in January 2024.
About Tourmaline Bio:
Tourmaline is a late-stage clinical biotechnology company driven by its mission to develop transformative medicines that dramatically improve the lives of patients with life-altering immune and inflammatory diseases. Tourmaline’s lead asset is pacibekitug (also referred to as TOUR006). For more information, please visit https://www.tourmalinebio.com or follow us on LinkedIn or X.

About Pacibekitug:
Pacibekitug (also referred to as TOUR006) is a long-acting, fully-human, anti-IL-6 monoclonal antibody with best-in-class potential and differentiated properties including a naturally long half-life, low immunogenicity, and high binding affinity to IL-6. Pacibekitug has been previously studied in approximately 450 participants, including patients with autoimmune disorders, across six completed clinical trials. Tourmaline is developing pacibekitug in thyroid eye disease (TED) and atherosclerotic cardiovascular disease (ASCVD) as its first two indications, with additional diseases under consideration.
Cautionary Note Regarding Forward-Looking Statements:
Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words and phrases such as “believe,” “designed to,” “expect,” “may,” “plan,” “potential,” “will” and similar expressions, and are based on Tourmaline’s current beliefs and expectations. These forward-looking statements include expectations regarding the development and potential therapeutic benefits of pacibekitug; the timing of initiation, progress and results of Tourmaline’s current and future clinical trials for pacibekitug, including reporting of data therefrom; the timing and potential to expand pacibekitug into additional indications; the potential benefits and success of the CV SAB in shaping the strategic direction of Tourmaline’s cardiovascular program; Tourmaline’s market opportunities; and Tourmaline’s anticipated cash runway. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include uncertainties inherent in the development of therapeutic product candidates, such as the risk that any one or more of Tourmaline’s current or future product candidates will not be successfully developed or commercialized; the risk of delay or cessation of any planned clinical trials of Tourmaline’s current or future product candidates; the risk that prior results, such as signals of safety, activity or durability of effect, observed from preclinical trials, will not be replicated or will not continue in ongoing or future studies or clinical trials involving Tourmaline’s current or future product candidates; the risk that Tourmaline’s current or future product candidates or procedures in connection with the administration thereof will not have the safety or efficacy profile that Tourmaline anticipates; risks regarding the accuracy of Tourmaline’s estimates of expenses, capital requirements and needs for additional financing; changes in expected or existing competition; changes in the regulatory environment; the uncertainties and timing of the regulatory approval process; unexpected litigation or other disputes; the impacts of macroeconomic conditions Tourmaline’s business, clinical trials and financial position; and other risks and uncertainties that are described in Tourmaline’s Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”) on or about November 7, 2024 and other filings that Tourmaline makes with the SEC from time to time. Any forward-looking statements speak only as of the date of this press release and are based on information available to Tourmaline as of the date hereof, and Tourmaline assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

Tourmaline Bio, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Operating expenses:
Research and development	$19,330	$3,762	$46,440	$24,353
General and administrative	5,108	2,881	17,486	6,166
Total operating expenses	24,438	6,643	63,926	30,519
Loss from operations	(24,438)	(6,643)	(63,926)	(30,519)
Other income, net	4,261	1,052	12,951	1,297
Net loss	$(20,177)	$(5,591)	$(50,975)	$(29,222)
Net loss per share, basic and diluted	$(0.78)	$(5.16)	$(2.02)	$(29.40)
Weighted-average common shares outstanding, basic and diluted	25,767	1,084	25,197	994

Tourmaline Bio, Inc.
Selected Condensed Consolidated Balance Sheet Data (unaudited)
(amounts in thousands)

	September 30,	December 31,
	2024	2023
Cash, cash equivalents and investments	$314,391	$202,951
Working capital	$286,501	$203,872
Total assets	$328,447	$210,295
Total stockholders’ equity	$321,068	$205,042

Media Contact:
Scient PR
Sarah Mishek
SMishek@ScientPR.com

Investor Contact:
Meru Advisors
Lee M. Stern
lstern@meruadvisors.com